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                                                                    EXHIBIT 3.29


                            ARTICLES OF INCORPORATION

                        MASTER FORM Disk: A/1-1 F/ART INC

         I, MARC H. FELDMAN, hereby adopt the following Articles of Incorporation for the purpose of forming a corporation under the laws of the State of Florida, as follows:

                                ARTICLE ONE: NAME

         The name of the corporation is EMERGENCY PHYSICIANS OF MANATEE, INC. and its mailing address shall be 907 Cimmaron Circle, Bradenton, Florida, 34209, until and unless such address is subsequently changed by act of the corporation.

                     ARTICLE TWO: COMMENCEMENT AND DURATION

         The corporation shall commence its corporate existence on 1 June 1988 and its shall exist perpetually thereafter until dissolved according to law.

                             ARTICLE THREE: PURPOSE

         The corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under Florida Law.

                          ARTICLE FOUR: CAPITALIZATION

         The corporation shall have the authority to issue 1,000 shares of common stock with a par value of $1.00 per share. The shares of stock may be issued for such consideration, having a value not less than the par value, thereof, as is determined from time to time by the Board of Directors, to be paid in cash, in property, or in labor or services actually performed for the corporation. Shares may not be issued until the full amount of the consideration for such shares has been paid. Thereafter, such shares shall be deemed to be fully paid and nonassessable.

                             ARTICLE FIVE: DIRECTORS

         The corporation shall have an initial Board of three Directors. The number of Directors may thereafter be changed from time to time in accordance with the By-Laws of the corporation. The initial Directors shall hold office until the election of successor directors by the shareholders or, until as is otherwise provided by Florida Law. The following persons shall be the initial Directors of the corporation:

STEVEN C. WATSKY                   DON HARVEY               HENRY SMOAK
907 Cimmaron Circle                2613 - 59th Street       605 Citrus Court
Bradenton, FL 34209                Sarasota, FL 33580       Largo, FL 33540

                              ARTICLE SIX: BY-LAWS


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         The power to adopt, alter, amend or repeal by-laws shall be vested in the Board of Directors, however, the Shareholders may also adopt, alter, amend or repeal by-laws in which event the Shareholders may provide in any by-law made by them that such by-law shall not be altered, amended or repealed by the Directors.

                            ARTICLE SEVEN: AMENDMENT

         These Articles of Incorporation may be amended at any time by a vote of the majority of the voting stock of the corporation then outstanding, at any regular meeting of the Shareholders or at any special meeting of the Shareholders called for that purpose.

                   ARTICLE EIGHT: REGISTERED OFFICE AND AGENT

         The initial registered office of the corporation is to be at 3908 26th Street West, Bradenton, Florida 34205, and the initial Registered Agent at that address is MARC H. FELDMAN. Such registered office and agent may be changed by proper act of the corporation at any time hereafter.

                         ARTICLE NINE: PREEMPTIVE RIGHTS

         Each shareholder of the corporation shall have the first right to purchase shares and securities convertible into shares of any class, kind or series of stock in the corporation that may from time to time be issued, whether or not presently authorized, including shares from the treasury of the corporation, in the ratio that the number of shares the shareholder holds at the time of issue bears to the total number of shares outstanding, exclusive of treasury shares. This right shall be deemed waived by any shareholder who does not exercise it and pay for the shares preempted within thirty days after receipt of a notice in writing from the corporation, stating the price, terms, and conditions of the issue of shares, and inviting the shareholder to exercise such preemptive rights. This right may also be waived by affirmative written waiver submitted by the shareholder to the corporation within thirty days of receipt of notice from the corporation.

                           ARTICLE TEN: INCORPORATION

         This corporation is being formed by MARC H. FELDMAN, 3908, 26th Street West, Bradenton, Florida 34205.


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         IN WITNESS WHEREOF, I subscribe to these Articles of Incorporation on 1
June, 1988.

                                                  /s/ Marc H. Feldman
                                                  ______________________________
                                                           MARC H. FELDMAN

STATE OF FLORIDA
COUNTY OF MANATEE

         The foregoing instrument was acknowledged before me on 1 June 1988 by MARC H. FELDMAN.



/s/ Peggy A. Swisher
___________________________
Notary Public
My Commission Expires:



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